Exhibit 99

RE:	Raven Industries, Inc. P.O. Box 5107 Sioux Falls, SD 57117-5107
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Leslie Loyet	Tim Grace
Vice President & CFO	Analyst Inquiries	Media Inquiries
(605) 336-2750	(312) 640-6672	(312) 640-6667
FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 15, 2007
RAVEN INDUSTRIES REPORTS THIRD QUARTER RESULTS
Strong Flow Controls Performance Leads to
Gains in Earnings, Revenue and Cash Flow
SIOUX FALLS, SD—November 15, 2007—Raven Industries, Inc. (RAVN: NasdaqNGS) today reported it achieved record sales and earnings for its third quarter, which ended on October 31, 2007. Continued strong demand in the Flow Controls Division drove an 8 percent increase in sales for the three months, to $61.8 million from $57.4 million a year ago. Third quarter net income was up 6 percent to $7.4 million, or $0.41 per diluted share, for the latest quarter, versus $7.0 million, or $0.38 per diluted share, at this time last year.
For the first nine months, sales rose 6 percent to $175.6 million from $166.3 million in 2006. Net income at $21.8 million, or $1.20 per diluted share, was an 11 percent improvement over the $19.6 million, or $1.07 per diluted share, reported for the year-ago period.
“Our third quarter represented an intensification of the trends we experienced in the second,” said Ronald M. Moquist, chief executive officer. “The Flow Controls Division capitalized on a strong agricultural market, with good acceptance of new products and solid demand across the entire product line. The Electronic Systems Division and Aerostar also reported double-digit increases in revenues and operating income. These advances more than offset declines in the Engineered Films Division, which were caused primarily by increased price competition in its markets and the lack of disaster film sales.”
Segment Performance
Engineered Films Division (EFD) sales in the third quarter were $21.7 million, off 17 percent from last year’s $26.2 million – which included $5.5 million in disaster film revenues that were not repeated this year. Quarterly operating income declined 41 percent to $4.0 million from $6.9 million a year ago, reflecting a product mix with a lower margin, and selling price pressure that
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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

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prevented the division from recovering increases in the cost of plastic resin, the primary raw material used in film extrusion.
For the first nine months, sales were down 9 percent to $64.8 million compared with $71.3 million. The primary difference was not having any disaster film sales in the latest period compared with $9.9 million in the prior year. Operating income also was affected, decreasing 25 percent to $14.3 million versus $19.1 million for the previous year’s nine months.
“As expected, the lack of disaster film sales reduced revenues,” said Moquist. “This situation, combined with the ramp up of the new extrusion lines and unfavorable product pricing, lowered operating earnings for EFD. We experienced additional pressures on performance during the quarter. First, the softening economy – particularly in residential construction – led a number of competitors that traditionally concentrated in other areas of film to enter our markets. They are resorting to price cutting in an effort to absorb excess capacity. Second, resin prices continue to be volatile, and in the current environment we have not been able to pass along cost increases to our customers. While there is no ‘quick fix’ for this situation, we have taken a number of steps to address it. We are positioning our operations to reflect lower near-term sales. We recently redirected the focus of our sales efforts to industry niches rather than territories. This is helping to leverage our product expertise, which we believe will improve sales over time. Finally, our new extrusion lines are allowing us to develop higher value-added and more complex films, which will yield higher margins. A number of these already are in testing and certification, including our radon-barrier film.”
Flow Controls Division (FCD) sales for the latest three months grew 56 percent to $16.1 million from $10.3 million. The division was able to leverage this increase into operating income of $4.9 million for the quarter: more than twice the size of the $2.1 million reported a year ago.
For the year-to-date, FCD’s sales expanded 36 percent to $47.7 million from $35.1 million. This led to an 81 percent improvement in operating income, at $14.6 million, compared with $8.1 million for last year’s nine months.
“Strong crop prices in North America, new product introductions, plus growing interest from international markets, is expanding demand for our products,” Moquist said. “During the quarter, we saw increasing demand for our GPS-based precision control systems, which build on our legacy business in sprayer controls. One example is our SmartBoom™ technology. These systems use GPS to automatically control chemical application, which reduces costly spraying errors, including skips and overlaps.”
Electronic Systems Division (ESD) sales for the latest quarter were $20.2 million, a 15 percent improvement from $17.6 million. Operating income rose 17 percent to $3.5 million from $3.0 million in the year-ago quarter. The strong profit margins reflected higher capacity utilization and a favorable product mix.
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For the nine months, ESD sales rose 4 percent to $51.4 million, versus $49.3 million at this time last year. The $8.4 million in operating income represented 6 percent growth from the $7.9 million reported for the year-ago period.
“ESD is generating strong levels of sales, earnings and cash flow. One reason it can achieve this is by having a business model that is very responsive to short-term fluctuations in production levels. However, those fluctuations can have a significant impact on operating results,” Moquist explained.
Aerostar increased sales by 18 percent to $3.8 million for the third quarter, compared with $3.2 million for last year’s three months. Operating income reached $299,000 from the year-ago quarter’s $147,000. This represents the fifth-consecutive quarter of profitability for Aerostar.
Year-to-date sales for this operation reached $11.7 million, an 11 percent rise from last year’s $10.6 million. Operating income expanded to $817,000 from $69,000 for last year’s nine months.
“The improved performance resulted from focusing on areas we can control,” Moquist stated. “This involves keeping the business at the right size for its revenue opportunities, and continuing to develop our aerostat and airship businesses. During the quarter, we shipped a major order for a tethered aerostat design that ultimately will be used by a U.S. agency for surveillance and communications. We believe this type of airship makes us competitive in an $80 million market. Our $14 million MC-6 Army parachute contract is now positioned so that the government will reimburse us on a timely basis as we wait for design issues – which are not related to our work – to be resolved.”
Strong Balance Sheet and Cash Flows
Cash and investment balances were $23.3 million at October 31, 2007, compared with $10.6 million at this time last year. Cash continues to grow as a result of strong operating cash flows and lower capital expenditures. Accounts receivable rose to $35.1 million from last year’s $27.3 million, reflecting strong agricultural sales late in the quarter.
Operating cash flows for the first nine months of 2007 were $23.9 million compared with $21.1 million a year ago. Cash used for capital expenditures year-to-date declined to $5.1 million from $14.2 million, which reflected last year’s significant investments to increase EFD extrusion capacity. Capital spending in the current fiscal year is expected to be between $6 million and $7 million, down from $16.5 million in fiscal 2007. Cash dividends grew by 22 percent from last year’s nine months, to $6.0 million.
Record Sales and Earnings Expected
“One reason we are firm believers in the group of businesses that comprise Raven is that advances in one area can offset temporary issues in others,” Moquist explained. “We expect that will again be the case in our fourth quarter.
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“The Flow Controls Division should continue to benefit from a strong ag market and the resulting demand for its products,” he continued. “However, profit growth may be tempered as we invest for future growth. We expect another challenging quarter for the Engineered Films Division, with sales likely to be flat with last year’s three months. We don’t anticipate any relief from pricing pressure in the next few quarters, which will likely lead to near-term margin compression. But we remain committed to our business plan and are taking the steps needed to create more profitable long-term growth. The coming quarter should be another positive one for the Electronic Systems Division, as we have additional demand for relatively higher-margin product. Our outlook beyond this period is less positive, since one of our major customers was recently acquired and will be moving its manufacturing – which represented about $8 million in annual revenue – elsewhere. We are aggressively working to replace this business but understand it may take some time to do so. Aerostar should continue to be profitable, regardless of the timing of parachute contract revenues.
“While our third quarter results were better than anticipated, the factors mentioned above temper our expectations for the fourth quarter, but our outlook for the full year remains essentially unchanged. Looking toward the coming fiscal year, we believe Raven will show growth in sales and earnings similar to fiscal 2008,” Moquist concluded.
About Raven Industries, Inc.
Raven is an industrial manufacturer that provides electronic precision-agriculture products, reinforced plastic sheeting, electronics manufacturing services, and specialty aeronautics and sewn products to niche markets.
Conference Call Information
Raven has scheduled a conference call today at 3:00 p.m. Eastern Standard Time to discuss its third quarter performance and related trends in its business. Interested investors are invited to listen to the call by logging on to the company’s Web site at www.ravenind.com or www.vcall.com 15 minutes before the call to download the necessary software.
In addition, a taped rebroadcast will be available beginning one hour following the completion of the call, and will continue through November 22, 2007. To access the rebroadcast, dial 888-203-1112 and enter this passcode: 2412890. A replay of the call will also be available on the Internet at www.ravenind.com for 90 days.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although the company believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions, which could affect some of the company’s primary markets, such as agriculture and construction; or changes in competition, raw material availability, technology or
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relationships with the company’s largest customers – any of which could adversely affect any of the company’s product lines, as well as other risks described in Raven’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.
For more information on Raven Industries, please visit www.ravenind.com.
FINANCIAL TABLES FOLLOW...
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share) (Unaudited)

	Three Months Ended October 31			Nine Months Ended October 31
			Fav (Unfav)			Fav (Unfav)
	2007	2006	Change	2007	2006	Change
Net sales	$61,842	$57,435	8%	$175,598	$166,281	6%
Cost of goods sold	46,543	42,955		129,518	123,727

Gross profit	15,299	14,480	6%	46,080	42,554	8%

Selling, general and administrative expenses	4,359	3,940	11%	13,759	12,665	9%

Operating income	10,940	10,540	4%	32,321	29,889	8%

Other income, net	(314)	(173)		(815)	(376)

Income before income taxes	11,254	10,713	5%	33,136	30,265	9%

Income taxes	3,856	3,745		11,355	10,668

Net income	$7,398	$6,968	6%	$21,781	$19,597	11%

Net income per common share:
-basic	$0.41	$0.39	5%	$1.20	$1.08	11%
-diluted	$0.41	$0.38	8%	$1.20	$1.07	12%

Weighted average common shares outstanding:
-basic	18,118	18,075		18,099	18,096
-diluted	18,241	18,247		18,203	18,298
RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands) (Unaudited)

	Three Months Ended October 31			Nine Months Ended October 31
			Fav (Unfav)			Fav (Unfav)
	2007	2006	Change	2007	2006	Change
Net Sales:
Engineered Films	$21,700	$26,230	(17)%	$64,824	$71,339	(9)%
Flow Controls	16,081	10,335	56%	47,696	35,099	36%
Electronic Systems	20,245	17,641	15%	51,363	49,276	4%
Aerostar	3,816	3,229	18%	11,715	10,567	11%

Total Company	$61,842	$57,435	8%	$175,598	$166,281	6%

Operating Income:
Engineered Films	$4,009	$6,851	(41)%	$14,257	$19,128	(25)%
Flow Controls	4,889	2,117	131%	14,598	8,053	81%
Electronic Systems	3,528	3,012	17%	8,421	7,920	6%
Aerostar	299	147	103%	817	69

Total Segment Income	12,725	12,127		38,093	35,170
Corporate Expenses	(1,785)	(1,587)	(12)%	(5,772)	(5,281)	(9)%

Total Company	$10,940	$10,540	4%	$32,321	$29,889	8%

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	October 31	January 31	October 31
	2007	2007	2006
ASSETS
Cash, cash equivalents and short-term investments	$23,274	$10,783	$10,555
Accounts receivable, net	35,119	31,336	27,275
Inventories	32,296	28,071	28,078
Prepaid expenses and other current assets	3,984	3,029	3,417

Total current assets	94,673	73,219	69,325

Property, plant and equipment, net	36,220	36,264	35,334
Other assets, net	11,310	10,281	9,334

	$142,203	$119,764	$113,993

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$8,174	$6,093	$4,800
Accrued and other liabilities	12,588	10,371	10,233

Total current liabilities	20,762	16,464	15,033

Other liabilities	7,143	5,032	2,046
Shareholders’ equity	114,298	98,268	96,914

	$142,203	$119,764	$113,993

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands) (Unaudited)

	Nine Months Ended October 31
	2007	2006
Cash flows from operating activities
Net income	$21,781	$19,597
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,265	4,264
Deferred income taxes	(703)	(246)
Other operating activities, net	(2,413)	(2,538)

Net cash provided by operating activities	23,930	21,077

Cash flows from investing activities
Capital expenditures	(5,139)	(14,223)
Other investing activities, net	(315)	(183)

Net cash used in investing activities	(5,454)	(14,406)

Cash flows from financing activities
Dividends paid	(5,972)	(4,884)
Purchase of treasury stock	(282)	(3,007)
Other financing activities, net	242	362

Net cash used in financing activities	(6,012)	(7,529)

Effect of exchange rate changes on cash	27	4

Net increase (decrease) in cash and cash equivalents	12,491	(854)
Cash and cash equivalents at beginning of period	6,783	9,409

Cash and cash equivalents at end of period	19,274	8,555
Short-term investments	4,000	2,000

Cash, cash equivalents and short-term investments	$23,274	$10,555

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